Execution Copy

July 23, 2007

Mr. Steven Berns
c/o MDC Partners Inc.
950 Third Avenue
New York, N.Y. 10022

Re: Separation Agreement, General Release and Age
Discrimination in Employment Act Release

Dear Mr. Berns:

1. Your employment with MDC Partners Inc. (the “Company”) pursuant to the Employment Agreement between the Company and you dated August 25, 2004, as amended on March 6, 2006 (the “Employment Agreement”), shall terminate effective as of the close of business on July 23, 2007 (the “Termination Date”). You hereby confirm the cessation of your employment as of the Termination Date from any position you held as an employee, officer, or Manager of the Company or any Company operating within the MDC Group of companies (the “Group”). This Agreement will become effective on the Effective Date (as defined in paragraph 12 hereof) only if not revoked by you as permitted under paragraph 12 hereof.

2. The Company agrees to pay you the following severance compensation and benefits in accordance with and in full satisfaction of its obligations under paragraph 7(b) of the Employment Agreement:

(a) a cash payment in the aggregate amount of one million one hundred fifty thousand dollars ($1,150,000), subject to applicable withholding taxes, which represents your Base Salary and Perquisite Allowance that would otherwise have been payable to you during the 24 Month Severance Period (as such term is defined in paragraph 7(b)(i) of the Employment Agreement) if your employment with the Company had continued during such period, which cash payment will be paid to you as follows: (i) two hundred eighty seven thousand five hundred ($287,500), which you and the Company believe in good faith qualifies as “involuntary separation pay” within the meaning of Section 409A of the Internal Revenue Code of 1986 (as amended), will be paid to you in a lump sum on the Effective Date and (ii) eight hundred sixty two thousand five hundred ($862,500) will be paid to you in approximately equal installments in accordance with the Company’s customary payroll practices as in effect on the Termination Date, commencing on the six-month anniversary of the Termination Date (the “Severance Commencement Date”) and continuing through the eighteenth month following the Severance Commencement Date, unless earlier terminated in accordance with the provisions of paragraph 7(b) of the Employment Agreement;

(b) a pro-rata portion of your annual discretionary bonus with respect to 2007, which will be paid to you in 2008 on the date such bonus would otherwise have been paid to you had your employment with the Company continued (such pro-rata amount to be equal to the product of (A) the amount of the annual discretionary bonus for 2007, times (B) a fraction, (x) the numerator of which is 205, which is the number of calendar days commencing January 1 of 2007 and ending on the Termination Date, and (y) the denominator of which is 365);

(c) any unpaid reimbursable expenses outstanding as of the Date of Termination, plus those expenses referred to in paragraph 3 below, to be paid within thirty (30) days of your request for reimbursement and/or payment;

(d) all benefits, if any, that had accrued to you through the Date of Termination under the plans and programs described in paragraphs 5(b) and (c) of your Employment Agreement, or any other applicable benefit plans and programs in which you participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs; it being understood that any and all rights that you may have to severance payments by the Company shall be determined and solely based on the terms and conditions of the Employment Agreement and not based on the Company's severance policy then in effect, if any;

(e) continued participation on the same basis in the plans and programs set forth in paragraph 5(b) and to the extent permitted under applicable law, paragraph 5(c) of your Employment Agreement (such benefits collectively called the “Continued Plans”) in which you were participating on the Termination Date (as such Continued Plans are from time to time in effect at the Company), until the earlier of (x) the second anniversary of the Termination Date or (y) the date, or dates, you are eligible to receive coverage and benefits under the same type of plan of a subsequent employer (either such date, the “Benefit Termination Date; provided, however, if you are precluded from continuing your participation in any Continued Plan, then the Company will pay you quarterly in arrears the economic equivalent of the benefits provided under the Continued Plan in which you are unable to participate, for the period specified above, plus an amount equal to the tax, if any, payable by you thereon, it being understood that the economic equivalent of a benefit foregone shall be deemed the lowest cost in the State of New York that would be incurred by you in obtaining such benefit yourself on an individual basis;

(f) you will be entitled to such vesting and acceleration of shares of MDC Restricted Stock, MDC Stock Options and MDC SARs as is specified in accordance with the terms and conditions of each respective MDC Partners Inc. Restricted Stock Unit Agreement dated as of August 25, 2004 (the “RSU Agreement”), Memorandum of Agreement dated as of August 25, 2004 (also referred to as the “MDC Stock Option Agreement”), and MDC Partners Inc. Stock Appreciation Rights Agreement dated as of August 25, 2004 (the “SARs Agreement”). Schedule 1 to this Agreement sets forth the number of shares and exercise price (in U.S. dollars) of each outstanding Option and SAR held by you as of the Termination Date. For purposes of clarification, you and the Company agree that with respect to the Financial Performance-Based Restricted Shares granted to you in 2006, the number of full months of service completed by you prior to the Termination Date for the relevant service period is nineteen (19) and with respect to the Financial Performance-Based Restricted Shares granted to you in 2007, the number of full months of service competed by you prior to the Termination Date for the relevant service period is seven (7). On the Effective Date, you will receive a cash payment equal to the value of 17,000 Shares (as such term is defined in the RSU Agreement), with such value determined in accordance with the valuation methodology set forth in Section 5 of the RSU Agreement, except that “Nasdaq” will be substituted for all references to the “Toronto Stock Exchange” and the date this Agreement is signed by both parties (July 23, 2007), will be substituted for all references to the “Release Date”, such payment subject to applicable withholding taxes, to be issued to you under the RSU Agreement as the offer and sale to you of those Shares has not been registered with the U.S. Securities and Exchange Commission by the Company; and

(g) To the extent permitted by the terms of the policy, the Company will cooperate with you to permit you to transfer the life insurance policy referred to in Section 14 of the Employment Agreement, provided that there is no cost incurred by the Company in connection with such transfer.

3. Within sixty (60) days of the Effective Date you shall submit to the Company your reimbursement request in accordance with Company policy for any unpaid business or entertainment expenses incurred by you through the Termination Date in respect of which you are entitled to be reimbursed under Company policy referred to in paragraph 2(c) above. The Company will also reimburse you for your legal fees and expenses incurred in connection with the termination of your employment and the negotiation of this Agreement, up to a maximum of $40,000, subject to applicable withholding taxes.

4.  From and after the Termination Date, except for such rights under this Agreement, you shall no longer be entitled to receive any further payments, compensation or other monies (including severance compensation) from the Company or any of its affiliates or to receive any of the benefits or participate in any benefit plan or program of the Company or any of its affiliates, including without limitation, any salary payment, bonus payment, severance payment, salary continuation payment, accrued vacation or unused personal days and expense reimbursements or other benefits referred to in the Employment Agreement.

5. You hereby acknowledge and affirm your obligations under the provisions of paragraph 8 of the Employment Agreement.

6. Notwithstanding your termination of employment as provided in this Agreement, the parties hereto agree that the provisions of paragraphs 8 through 26 of the Employment Agreement shall survive such termination.

7. (a) You, for yourself, your heirs, executors, administrators, agents, representatives, successors and assigns, hereby irrevocably and unconditionally release the Company and its affiliates, and each of their respective employees, shareholders, agents, officers, directors, attorneys, representatives, successors and assigns of the Company and its affiliates (collectively, the "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, (collectively, “Claims”), which you, your heirs, executors, administrators, representatives, successors and assigns ever had, now have or hereafter may have (either directly or indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever from the beginning of time to the date of this Agreement, including without limitation, any and all claims based upon or arising out of your Employment Agreement, your employment with the Company or your termination of employment with the Company. This release of claims includes all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act, the New York Executive Law, the New York City Human Rights Law, and all other labor and anti-discrimination laws and any other purported restriction on an employer’s right to terminate the employment of an employee. This release also covers any claims alleging personal damages, wrongful discharge, or any other claim, including those based on contract or tort, whether founded in common law or otherwise. This release shall not apply or release any claims with respect to any of your rights arising or preserved under the terms of this Agreement or your rights to indemnification as an officer and director of the Company.

(b) You represent that you have not filed or permitted to be filed against the Company (or the other Releasees), individually or collectively, any lawsuits and you covenant and agree that you will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to the termination of your employment), except as may be necessary to enforce this Agreement, to obtain benefits described in or granted under this Agreement, or to seek a determination of the validity of the waiver of your rights under the ADEA.

(c) You agree to cooperate with the Company and its counsel in connection with any investigations, administrative proceedings or litigation relating to any matter in which you were involved or of which you had knowledge as a result of your employment with the Company in accordance with paragraph 24(c) of the Employment Agreement. The Company reaffirms its obligations under said paragraph 24(c).

(d) You agree that you will not encourage or voluntarily cooperate with any other current or former employee of the Company (or their affiliates) or any other potential plaintiff, to commence any legal action or make any claim against the Company (or any affiliate) in respect of such person’s employment or termination of employment with or by the Company (or any affiliate thereof) or otherwise.

(e) You agree that on and after the Termination Date you will not apply or seek employment with the Company or any of its affiliates at any location or facility, and you hereby waive and release any right to be considered for such employment.

(f) This Agreement does not constitute an admission by the Company or you of any violation of any federal, state, or local law or any contractual or other obligations, or of any wrongdoing whatsoever.

(g) To the extent permitted by the terms of the current directors’ and officers’ liability policy (as it may be renewed from time to time), the Company will continue to cover you under its current directors’ and officers’ (D&O) liability insurance policy as long as there is no additional cost incurred by the Company in connection with such continued coverage; provided, that, in no event will such continued coverage extend beyond six (6) years following the Termination Date.

8. For good and valuable consideration, the Company, on its behalf and on behalf of each of its affiliates and their respective successors and assigns, hereby irrevocably and unconditionally release you from any and all Claims which any of them ever had, now have or hereafter may have (either directly or indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause from the beginning of time to the date of this Agreement arising out of your performance of duties as an employee or officer of the Company or another member of the Group or your termination of employment with the Company, except if a Claim arises out of your fraudulent conduct, your misappropriation or embezzlement of funds, or any other unlawful conduct; provided, however, the foregoing release shall not apply to or release any rights of the Company under the terms of this Agreement.

9. Intentionally Omitted.

10. In the event of a breach of the terms of this Agreement by any party as determined by the arbitrator and/or court of competent jurisdiction described in paragraph 19 of the Employment Agreement, the non-breaching party shall be entitled to all damages allowed under applicable law as awarded by such arbitrator and/or court.

11. (a) As used in this Agreement (i) "affiliate" of any Person (as defined below) shall mean any Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person, and (ii) a "Person" shall mean or include an individual, a company, a limited liability company, a corporation or any other form of business entity.

(b) All prior negotiations and discussions between the parties with respect to the subject matter hereof are merged into this Agreement. No representations by or on behalf of any party were made or relied upon except as set forth herein. This Agreement may not be changed, amended or modified, except by a writing signed by the party affected by such change, amendment or modification.

(c) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d) In the event any provision of this Agreement is found to be void and unenforceable by a court or other tribunal of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties hereto with the same effect as though the void or unenforceable part had been severed and deleted or reformed to be enforceable.

(e) This Agreement will be governed by and construed in accordance with the laws of the State of New York without application of conflict of law provisions.

(f) The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself. This Agreement shall be binding upon, and inure to the benefit of, you and your heirs, executors, administrators, successors and assigns, and MDC Partners, the Company and their respective successors and assigns.

12. You acknowledge that you have read this Agreement in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance. You acknowledge and warrant that you have had the opportunity to consider for 21 days the terms and provisions of this Agreement and that you have been advised by the Company to consult with an attorney prior to executing this Agreement. You shall have the right to revoke this Agreement for a period of seven (7) days following your execution of this Agreement by giving written notice of such revocation to the Company in accordance with the notice provision set forth in the Employment Agreement. This Agreement shall not become effective until the eighth day following your execution of it (the“Effective Date”).  Accordingly, if you revoke this Agreement as permitted herein, this Agreement shall become null and void ab initio.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above set forth.

MDC Partners Inc.

By:
Name:
Title:

Steven Berns

Dated: _________________________

July 23, 2007

Board of Directors
MDC Partners Inc.
950 Third Avenue
New York, NY 10022

Re: Resignation

The undersigned hereby resigns as a director of the Board of Directors of MDC Partners Inc., and all of its affiliates, effective as of the date hereof.

Very truly yours,

Steven Berns